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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires: September 30, 1998
                                       Estimated average burden
                                    .  hours per response .... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   C4S & Co., L.L.C.
- ---------------------------------------------------
   (Last)          (First)              (Middle)


   757 Third Avenue
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                   (Street)

    New York        NY                    10017
- ----------------------------------------------------
   (City)           (State)               (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   January 18, 2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   The Panda Project (PNDA)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [x] 10% Owner*
   [ ] Officer (give title below)
   [ ] Other (Specify below)
* Member of Group owning 10%



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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   [x] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security  2.Amount of      3 Ownership      4. Nature of Indirect
   (Instr. 4)           Securities       Form:             Beneficial
                        Beneficially     Direct (D)        Ownership
                        Owned            or Indirect       (Instr. 5)
                        (Instr. 4)       (I) (Instr. 5)


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
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    Common Stock        13,049,461       I                  (1)
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

* If the Form is filed by more than one Reporting Person, SEE instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)

                                                                        (Over)
                                                               SEC 1473 (7-96)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security  2. Date Exercisable and  3. Title and Amount
   (Instr. 4)                       Expiration Date          of Securities
                                    (Month/Day/Year)         Underlying
                                 -----------------------     Derivative
                                     Date     Expiration     Security
                                 Exercisable      Date       (Instr. 4)
                                                          --------------------
                                                            Title  Amount or
                                                                   Number of
                                                                    Shares
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
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4. Conversion or   5. Ownership Form of       6. Nature of Indirect
   Exercise Price     Derivative Security:       Beneficial Ownership
   of Derivative      Direct (D) or              (Instr. 5)
   Security           Indirect (I) (Instr. 5)






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
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


Explanation of Responses:
Such shares are owned by RCG Halifax Fund, Ltd., ("Halifax"), a Cayman Islands exempted company, and are held or to be held in a discretionary account, for which Ramius Capital Group, L.L.C. ("Ramius"), a Delaware Limited Liability Company is investment adviser. The Reporting Person, a Delaware limited liability company, is the managing member of Ramius. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, the Reporting Person disclaims any indirect pecuniary interest in the shares.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

                        By: C4S & Co., L.L.C.
                        By: Morgan B. Stark, Managing Member

                         /s/ Morgan B. Stark                     1/28/00
                         ------------------------------------    --------
                       **Signature of Reporting Person            Date